Exhibit 8.1

Karooooo Limited Subsidiary Companies FY2024

1	Cartrack Holdings (Pty) Ltd
2	Cartrack (Pty) Ltd
3	Cartrack Manufacturing (Pty) Ltd
4	Cartrack Telematics (Pty) Ltd
5	Cartrack Insurance Agency (Pty) Ltd
6	Cartrack Namibia (Pty) Ltd
7	Cartrack Australia (Pty) Ltd
8	Cartrack New Zealand Limited
9	Cartrack Tanzania Limited
10	Cartrack Ireland Limited
11	Cartrack Mauritius Limited
12	Cartrack Malaysia SDN. BHD
13	Cartrack Vietnam Limited Liability Company
14	Cartrack Portugal SA
15	Cartrack Espana S.L.U (Spain)
16	Cartrack Inc. (USA)
17	Cartrack Polska SP.ZO.O (Poland)
18	Cartrack Limitada (Mozambique)
19	Cartrack ( Cambodia) Co. Ltd.
20	Cartrack Swaziland (Pty) Ltd
21	Cartrack Investments (UK) Limited (United Kingdom)
22	Cartrack Technologies Pte Ltd (Singapore)
23	Cartrack Technologies (Thailand) Pte. Ltd
24	Cartrack Technologies South East Asia Pte. Ltd
25	PT Cartrack Technologies Indonesia
26	Cartrack Technologies Zambia Limited
27	Cartrack Technologies Phil Incorporated (Philippines)
28	Cartrack Technologies China Limited
29	Cartrack Technologies LLC (UAE)
30	Cartrack Engineering Technologies Limited (Nigeria)

31	Cartrack for Information Technology (Kingdom of Saudi Arabia)
32	Carzuka (Pty) Ltd
33	Carzuka Pte. Ltd (Singapore)
34	Carzuka.com. Pte. Ltd (Singapore)
35	Karooooo Logistics (Pty) Ltd
36	Karooooo Cartrack Limited (Uganda)
37	Karooooo Management Company Pte. Ltd (Singapore)
38	Karooooo Software Pte. Ltd (Singapore)
39	Karooooo (Pty) Ltd)
40	Karooooo Technologies (Pty) Ltd
41	Karooooo Kenya Limited
42	Karu Holdings (Pty) Ltd
43	Karu.Com Unipessoal LDA (Portugal)
44	Purple Rain Properties no 444 (Pty) Ltd
45	Auto Club LDA (Mozambique)
46	Combined Telematics Services (Pty) Ltd
47	CTK Shell 1 (Pty) Ltd
48	CTK Shell 2 (Pty) Ltd
49	Cartrack Management Services (Pty) Ltd